Troutman Pepper Locke LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

Exhibit 8.1

June 12, 2026

Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), and Independence Realty Operating Partnership, LP, a Delaware limited partnership (“IROP” and together with the Company, the “Registrants”), in connection with the preparation of the Registration Statement on Form S-3 filed by the Registrants under the Securities Act of 1933 (the “1933 Act”) with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). All capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

The opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

In rendering the opinions expressed herein, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including: (1) the Registration Statement (including the documents incorporated therein by reference); (2) the Articles of Restatement of the Company, as amended or supplemented through the date hereof; (3) the Amended and Restated Bylaws of the Company, as amended or supplemented through the date hereof; (4) the Fifth Amended and Restated Agreement of Limited Partnership of IROP, as amended or supplemented through the date hereof; and (5) the Certificate of Limited Partnership of IROP, as amended or supplemented through the date hereof.

Page 2 June 12, 2026

In rendering the opinions expressed herein, we have relied upon written representations as to factual matters of the Registrants contained in a letter to us dated the date hereof regarding their consolidated assets, operations and activities (the “Management Representation Letter”). We have not made an independent investigation or audit of the facts set forth in the Management Representation Letter or in any other document. We consequently have relied upon the accuracy of the representations as to factual matters in the Management Representation Letter. After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon or the other assumptions set forth herein. Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company or any other person.

We have assumed, with your consent, that, insofar as relevant to the opinions expressed herein:

(1)         the Registrants have been and will be operated in the manner described in the Management Representation Letter and the Registration Statement (including in the documents incorporated therein by reference);

(2)         all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms; and all of such documents have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine;

(3)         all representations made in the Management Representation Letter (and other factual information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Management Representation Letter “to the best of knowledge,” “to the knowledge” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification; and

(4)         all documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Page 3 June 12, 2026

Based upon, and subject to, the foregoing and the discussion below, we are of the opinion that:

1.         Commencing with its taxable year ended December 31, 2011, the Company has, since the effective date of its REIT election, been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company’s proposed method of operation will enable it to continue to qualify for taxation as a REIT.

2.         The discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” incorporated by reference from Exhibit 99.1 filed therewith, to the extent that it describes provisions of federal income tax law and regulations or legal conclusions with respect thereto, is correct in all material respects.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter. The Company’s qualification for taxation as a REIT depends upon the Company’s ability to meet, on a continuing basis, through actual annual operating and other results, the requirements of the Code, including the requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders and the diversity of its share ownership. We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the reference to our firm under the Section “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Troutman Pepper Locke LLP

TROUTMAN PEPPER LOCKE LLP